UniSource Energy Corporation
220 West Sixth Street
Tucson, Arizona  85701

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of UniSource Energy Corporation and subsidiaries (the Company) for the period ended March 31, 1997, as indicated in our report dated February 23, 1998; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, is incorporated by reference in this Registration Statement of the Company on Form S-8.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Tucson, Arizona
May 18, 1998


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